Exhibit 23.3

CONSENT OF NATHAN ASSOCIATES, INC.

Nathan Associates, Inc. (“Nathan Associates”), which on March 16, 2020 consented to being named in the Annual Report on Form 10-K of Ampco-Pittsburgh Corporation for the year ended December 31, 2019 in the form and context in which Nathan Associates was named, hereby consents to the incorporation by reference of such Form 10-K in Amendment No. 1 to the Registration Statement on Form S-1 being filed with the Securities and Exchange Commission by Ampco-Pittsburgh Corporation on or about July 21, 2020.

/s/ Jessica B. Horewitz
Jessica B. Horewitz, Senior Vice President
Nathan Associates Inc.
July 21, 2020